Exhibit 10.3
GANNETT CO., INC.
EMPLOYEE PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS EMPLOYEE PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) is made effective as of January 8, 2021, by and between Gannett Co., Inc., a Delaware corporation (the “Company”), and Michael Reed (the “Grantee”).
WHEREAS, the Company has adopted the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (originally adopted on February 3, 2014, amended and restated on February 26, 2020, and as amended on December 23, 2020, the “Plan”); and
WHEREAS, Section 5.4 of the Plan allows for the grant of Performance Awards, as determined by the Committee, to employees of the Company, its parent, subsidiaries and affiliates.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.    Grant of Performance Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of a total of 621,904 performance restricted stock units (“PRSUs”). Each PRSU represents the right to receive one (1) share of Stock.
2.    Grant Date. The grant date of the PRSUs hereby granted is January 8, 2020 (the “Grant Date”).
3.    Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made a part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board or the Committee, shall govern. Unless otherwise indicated herein, all capitalized terms that are used, but not otherwise defined, herein shall have the meanings given to such terms in the Plan.
4.    Performance Criteria. The number of PRSUs that are eligible to vest in accordance with Section 5 of this Agreement shall be determined by calculating the highest twenty (20) consecutive trading day average price of a share of Stock during the period beginning on January 1, 2021 and ending on December 31, 2023, or such other applicable period as referenced in Section 5 of this Agreement (as determined by the Committee, the “Highest Average Trading Price”).
If the Highest Average Trading Price during the applicable period equals or exceeds $4.00, then the number of PRSUs that are eligible to vest will be determined in accordance with the following table:

Highest Average Trading Price	Number of PRSUs Eligible to Vest
$4.00	155,476
$5.00	233,214
$6.00	310,952
$7.00	388,690
$8.00	466,428
$9.00	544,166
$10.00 or More	621,904
If the Highest Average Trading Price is greater than $4.00 but less than $10.00, then the “Number of PRSUs Eligible to Vest set forth in the table in this Section 4 shall be determined by linear interpolation. For example, if the Highest Average Trading Price is $4.50, then 194,345 PRSUs will be eligible to vest.
5.    Vesting. If the Grantee remains employed by the Company through December 31, 2022 (the “First Vesting Date”) and the Highest Average Trading Price at any time during the period beginning on the Grant Date and ending on the First Vesting Date equals or exceeds $4.00, then the Grantee will vest in a number of PRSUs equal to the lesser of (i) the number of PRSUs that become eligible to vest in accordance with Section 4 of this Agreement based on the Highest Average Trading Price during the period beginning on the Grant Date and ending on the First Vesting Date and (ii) 310,952 PRSUs (the number of PRSUs, if any, that become vested as of the First Vesting Date, the “First Vesting Date PRSUs”).
If the Grantee remains employed by the Company through December 31, 2023 (the “Final Vesting Date”) and the Highest Average Trading Price at any time during the period beginning on the Grant Date and ending on the Final Vesting Date equals or exceeds $4.00, then the Grantee will vest in a number of PRSUs equal to (i) the number of PRSUs that become eligible to vest in accordance with Section 4 of this Agreement based on the Highest Average Trading Price during the period beginning on the Grant Date and ending on the Final Vesting Date, less (ii) the First Vesting Date PRSUs, if applicable.
If (i) the Grantee’s employment with the Company is terminated prior to the Final Vesting Date either by the Company without Cause prior to a Change in Control or as a result of the Grantee’s death or Disability and (ii) the Highest Average Trading Price at any time during the period beginning on the Grant Date and ending on the date of such termination equals or exceeds the $4.00, then the Grantee will vest in a number of PRSUs equal to (1) the product of (x) the number of PRSUs that become eligible to vest in accordance with Section 4 of this Agreement based on the Highest Average Trading Price during the period beginning on the Grant Date and ending on the applicable date of termination and (y) a fraction, the numerator of which is the number of days elapsed between the Grant Date and the date of termination and the denominator of which is 1,095, less (2) the First Vesting Date PRSUs, if applicable. For purposes of this paragraph, “Cause” shall have the meaning set forth in the Company’s Executive Severance Plan, as in effect on the Grant Date.

If (i) the Grantee’s employment with the Company is terminated by the Company without Cause prior to the Final Vesting Date, but on or following a Change in Control, and (ii) the Highest Average Trading Price at any time during the period beginning on the Grant Date and ending on the date of such termination equals or exceeds $4.00, then the Grantee will vest in a number of PRSUs equal to (1) the number of PRSUs that become eligible to vest in accordance with Section 4 of this Agreement based on the Highest Average Trading Price during the period beginning on the Grant Date and ending on the date of such termination, less (2) the First Vesting Date PRSUs, if applicable. For purposes of this paragraph, “Cause” shall have the meaning set forth in the Company’s Change in Control Severance Plan, as in effect on the Grant Date.
If the Grantee’s employment is terminated by the Company for Cause prior to the Final Vesting Date, then all outstanding PRSUs, whether vested or unvested, will immediately be forfeited without the payment of any consideration. For purposes of this paragraph, “Cause” shall have the meaning set forth in (i) the Company’s Executive Severance Plan, as in effect on the Grant Date, for a termination occurring prior to a Change in Control or (ii) the Company’s Change in Control Severance Plan, as in effect on the Grant Date, for a termination occurring on or following a Change in Control.
6.    Settlement of PRSUs. Any shares of Stock issuable in respect of PRSUs that have vested in accordance with Section 5 of this Agreement shall be delivered to the Grantee as soon as practicable following vesting and in no event later than March 15 of the year following the year in which vesting occurs.
7.    Forfeiture. Subject to the provisions of the Plan and Section 5 of this Agreement, PRSUs which have not become vested on the earlier of (i) the date the Grantee’s service as an employee of the Company or its parent, subsidiaries or affiliates ends for any reason and (ii) the date the Grantee gives or receives a notice of termination of such service, shall immediately be forfeited on such applicable date.
8.    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
9.    Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
11.    Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and the PRSUs shall be final and conclusive.
12.    Restrictions on Transfer. Until such time as the PRSUs are fully vested in accordance with Section 5 hereof, or as otherwise provided in the Plan, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any such unvested PRSUs or any agreement or commitment to do any of the foregoing (each a “Transfer”) by any holder thereof in violation of the provisions of this Agreement will be valid, except with the prior written consent of the Board (such consent shall be granted or withheld in the sole discretion of the Board) or under the laws of descent and distribution.
Any purported Transfer of the PRSUs or any economic benefit or interest therein in violation of this Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any of the PRSUs or any economic benefit or interest therein transferred in violation of this Agreement shall not be entitled to be recognized as a holder of such shares.
Without prejudice to the foregoing, in the event of a Transfer or an attempted Transfer in violation of this Agreement, such PRSUs, and all of the rights related thereto, shall be immediately forfeited without consideration.
13.    Taxes. The Grantee shall, no later than the date as of which the value of the PRSUs first becomes includible in the gross income of the Grantee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the PRSUs. The obligations of the Company under this Agreement and the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.
14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws of such state.
15.    Securities Laws Requirements. The Company shall not be obligated to issue shares of Stock to the Grantee if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
16.    Notices. All notices or other communications provided hereunder must be in writing and mailed or delivered either (i) to the Company at its principal place of business or (ii) to the Grantee at the address on file with the Company, or such other address as the Company or the Grantee may provide to the other for purposes of providing notice. Any such notice shall be deemed effective (1) upon delivery if delivered in person, (2) on the next business day if transmitted by national overnight courier and (3) on the fourth business day following mailing by first class mail.
17.    Agreement Not a Contract for Services. Neither the Plan, the granting of the PRSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any of its subsidiaries or affiliates for any period of time or at any specific rate of compensation.
18.    Representations. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
19.    Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without the Grantee’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
20.    Adjustments. Pursuant to Section 3.3 of the Plan, upon the occurrence of any event which affects the shares of Stock in such a way that an adjustment of outstanding PRSUs is appropriate in order to prevent the dilution or enlargement of rights under the PRSUs (including, without limitation, any extraordinary dividend or other distribution (whether in cash or in kind), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event), the Committee shall make such equitable adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding PRSUs.
21.    Rights as a Stockholder. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Stock are delivered to the Grantee following vesting of the PRSUs; provided, that, with respect to the period commencing on the Grant Date and ending on the date the shares of Stock subject to the PRSUs are delivered to the Grantee pursuant to Section 6 of this Agreement, the Grantee shall be eligible to receive an amount of cash equal to the product of (i) the number of shares of Stock, if any, delivered to the Grantee following the vesting of the PRSUs and (ii) the amount of cash distributed with respect to an outstanding share of Stock during such period, which amount of cash shall be paid to the Grantee on or about the date such shares of Stock are delivered to the Grantee. No interest or other earnings will be credited with respect to such payment
22.    Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Grantee and the Company during the six-

month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). All payments under this Agreement shall be considered to be separate payments for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.
Gannett Co., Inc.

/s/ Douglas Horne
By: Douglas Horne
Title: Chief Financial Officer

Acknowledged and Accepted:

/s/ Michael Reed
Michael Reed